OIS
221 Lathrop Way, Suite I
Sacramento, CA 95815
USA

www.oisi.com
main 888.336.8438
fax 916.646.0207

February 8, 2011

VIA E-mail barak@notalvision.com

Barak Azmon, MD
27 Mendelshtam St.
Tel Aviv Israel
972-52-2437729

Re: **Ophthalmic Imaging Systems Board Membership**

Dear Barak:

On behalf of OIS, the Company's Board of Directors would like to thank you for accepting its invitation to rejoin the Board.

We're very excited about the prospects and focus of the Company, and look forward to your input in directing the Company to realize its potential.

The Company will pay an annual retainer in the amount of $20,000, payable in 4 equal quarterly installments of $5,000. The Company will also reimburse for travel expenses according to the Company's travel policy.

The company will recommend to the board to grant you 30,000 stock options vesting semi-annually over three years.

Please indicate your formal acceptance of the foregoing by signing and dating where indicated below. At your earliest convenience, please return via facsimile the executed copy of page 2 to the attention of Mr. Gil Allon at the Company's offices at (916) 565-00415.

Again, we welcome you and thank you for joining us during this very exciting time for the Company.

Very truly yours,

Uri Geiger
Board Member
Ophthalmic Imaging Systems

Approved:

____
Barak Azmon

Date: 16/2/11